SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K

                Current Report Pursuant to Section 13 or 15(d) of
                           The Securities Act of 1934


       Date of Report (Date of earliest event reported): October 18, 2001



                         Global TeleSystems Europe B.V.
             (Exact name of Registrant as specified in its charter)


  Netherlands                                                      None
 -------------                 -----------                   -----------------
(State or other                (Commission                   (I.R.S. Employer
jurisdiction of                File Number)                  Identification No.)
incorporation)


                              Terhulpsesteenweg 6A
                                 1560 Hoeilaart
                                     Belgium
          (Address of principal executive offices, including zip code)


                                 (322) 658-5200
              (Registrant's telephone number, including area code)




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Item 1.  Changes in Control of Registrant

         Pursuant to the terms of the Stock Purchase Agreement (the "Stock Purchase Agreement"), dated as of October 18, 2001, among Global TeleSystems, Inc. ("GTS"), GTS European Telecommunications Corp. ("G-Tech"), Global TeleSystems Europe B.V. ("GTS Europe") and KPNQwest N.V. ("KPNQwest"), KPNQwest agreed to acquire (i) Global Telesytems Europe B.V. ("GTS Europe"), which owns and operates Ebone, Europe's leading broadband optical and IP network service provider and (ii) GTS's Central European operating companies, which are the leading alternative provider of voice and data communications in Central Europe. KPNQwest will acquire these companies through the issuance of approximately
Euro 210 million of new senior convertible bonds and the assumption of bank debt and capital lease obligations upon closing.

         To ensure the binding nature of the Stock Purchase Agreement on all bondholders, GTS expects that the transaction will be effectuated through a "pre-arranged" court proceedings by GTS and GTS Europe under United States bankruptcy laws, and a corresponding application by GTS Europe for "surseance" and "deposition for composition" in the Netherlands. Approval of the U.S. plan is subject to, among other things, acceptance by more than one-half in number and two-thirds in dollar amount of voting bondholders in the requisite classes. Approval of the Dutch plan is subject to, among other things, approval by two-thirds in number and three-quarters in value of the GTS Europe bondholders participating in the proceedings. None of the operating subsidiaries of GTS will be involved in either court proceeding and both the Dutch and US plans will call for all vendor claims of GTS's operating subsidiaries to be paid in the normal course. The transaction also may require approval by the European Commission, and is expected to close during the first quarter of 2002.

         To fund GTS' operations prior to closing, GTS has reached an interim financing agreement with Deutsche Bank, Dresdner Bank and Bank of America (the "Bank Group"), and investment funds and accounts managed by Oaktree Capital Management LLC ("Oaktree"), an affiliate of one of its bondholders. Under this agreement, the Bank Group and a group of bondholders underwritten by Oaktree (the "Oaktree Group") will provide up to Euro 100 million of secured financing beyond that provided under GTS's existing Euro 150 million bank facility.

         In addition, GTS caused certain of its affiliates to enter into a Share and Asset Purchase Agreement, dated as of October 18, 2001 (the "Share and Asset Purchase Agreement"), with KPNQwest and certain of its affiliates, calling for the sale of all of the outstanding shares of GTS Transatlantic Carrier Services, Ltd. ("GTS Transatlantic"), the owner of GTS' rights in a transatlantic cable system known as FLAG-Atlantic-1 (the "System"), together with the equipment used by certain affiliates of GTS to operate and maintain the System. The aggregate purchase price for these purchases was Euro 50 million (the "Purchase Price"), payable in installments of Euro 5 million, Euro 10 million, Euro 15 million and Euro 20 million on October 19, 2001, November 15, 2001, December 15, 2001 and February 28, 2002, respectively. Additionally, pursuant to the Share and Asset Purchase Agreement, GTS Network (Ireland) Limited, an affiliate of GTS, will provide at cost network management services for KPNQwest and its affiliates in respect of the equipment purchased under the Share and Asset Purchase Agreement.

         Pursuant to the agreement between GTS and its bondholders, of the approximately Euro 120 million of new senior convertible notes to be issued by KPNQwest, the following allocations will apply: approximately Euro 40-55 million principal amount will be distributed to bondholders participating in the interim financing agreement based upon the peak interim borrowings; approximately Euro
5.3 million principal amount will be allocated to the GTS Convertible Debentures (along with part of the allocation outlined below will result in a total allocation to the GTS Convertible Debentures of Euro 10.0 million principal amount); the remaining net amount of the new senior convertible bonds will be allocated 76 percent to the GTS Europe bondholders and the remaining 24 percent (less approximately Euro 4.7 million principal amount required to increase the allocation to the GTS Convertible Debentures to Euro 10.0 million principal amount) will be allocated to the holders of the GTS Senior Notes. In addition, the holders of the GTS Senior Notes will receive GTS's retained investments in Ventelo, Ltd., GTS' reorganized Business Services voice operations unit that was divested by GTS earlier this year.

         Also on October 19, 2001, GTS issued a press release relating to the business combination with KPNQwest. A copy of the press release is attached hereto as Exhibit 1 and is incorporated herein by reference.


Item 7.  Financial Statements and Exhibits

          (c)     Exhibits

                  99.1 Press release issued by Global TeleSystems, Inc. on October 19, 2001.


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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, Global TeleSystems Europe B.V. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                      GLOBAL TELESYSTEMS
                                      EUROPE B.V.


Date:    October 22, 2001             By:  /s/ Stephen Baus
                                           -------------------------------------
                                      Name: Stephen Baus
                                      Title: Senior Vice President, Director

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                                  EXHIBIT INDEX

Exhibit
   No.     Description
-------    -----------

99.1       Press release issued by Global TeleSystems, Inc. on October 19, 2001.